                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [   ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[X]     Soliciting Material Pursuant to Section 240.14a-12
[ ]     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))

                         PROGRESS FINANCIAL CORPORATION
-------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
-------------------------------------------------------------------------------
      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

(1)      Title of each class of securities to which transaction applies:

(2)      Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)      Proposed maximum aggregate value of transaction:

(5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

(2)      Form, Schedule or Registration Statement No.:

(3)      Filing Party:

(4)      Date Filed:

                                 [FLEET LOGO]
                    [PROGRESS FINANCIAL CORPORATION LOGO]

                              FOR IMMEDIATE RELEASE

CONTACT:
                  MEDIA                              MEDIA
                  James Mahoney                      Donald DeMaio
                  FleetBoston Financial              Progress Financial
                  617-434-9552                       610-941-4810

                  INVESTOR                           INVESTOR
                  John Kahwaty                       Michael High
                  FleetBoston Financial              Progress Financial
                  617-434-3650                       610-941-4804

             PROGRESS FINANCIAL AGREES TO JOIN FLEETBOSTON FINANCIAL

         PURCHASE EXPANDS FLEET POSITION IN SUBURBAN PHILADELPHIA MARKET

BOSTON, MASS., AUGUST 28, 2003 -- FleetBoston Financial Corporation (NYSE: FBF) and Progress Financial Corporation (Nasdaq: PFNC) today announced that they have signed a definitive merger agreement for Fleet to acquire Progress Financial. Progress' principal subsidiary is Progress Bank, a 21-branch franchise serving the greater Philadelphia area, including affluent markets in the five-county region of Bucks, Chester, Delaware, Montgomery, and Philadelphia counties. Progress Financial had $1.1 billion in assets and $741 million in deposits as of June 30, 2003.

The acquisition increases the number of Fleet stores in Pennsylvania to 127, and increases Fleet's deposits in the above-mentioned five-county region by 64 percent. The transaction also gives Progress Financial's customers access to the breadth of Fleet's sophisticated products, services, and distribution capabilities.

Eugene M. McQuade, president and chief operating officer of Fleet, said, "Progress has a solid presence in demographically attractive markets that are a natural extension of our franchise in Philadelphia and eastern Pennsylvania. In addition, this transaction underscores our strategic focus on serving consumers, small business owners, and commercial firms. We see strong revenue opportunities from our ability to leverage our product and distribution strengths, such as our online banking and bill-pay platforms, our brokerage and investment services, and our cash management capabilities."


                                     -more-

PROGRESS FINANCIAL AGREES TO JOIN FLEETBOSTON FINANCIAL - PAGE 2

W. Kirk Wycoff, chairman and chief executive officer of Progress Financial, will remain with the bank as regional chairman and CEO of Fleet's Pennsylvania franchise. Timothy J. Abell will continue as president of Fleet's Pennsylvania franchise and head of Business Financial Services in Pennsylvania.

"Our management team is excited to join the dynamic Fleet organization as partners in building the Pennsylvania franchise. This partnership is great news for our customers, our employees, shareholders, and our communities," said Wycoff. "Our customers will see the immediate benefit of access to a wider and more sophisticated set of products and services. Our employees will have the benefits of working for a larger company, including opportunities for greater personal growth. Our shareholders will become shareholders of one of America's premier financial services companies that recognizes shareholder support by paying an outstanding quarterly cash dividend. And our combined organization will be a vibrant resource for the communities we serve, through our strong support of small businesses, our continued charitable contributions and Fleet's innovative employee volunteer program."

McQuade added, "Progress has been executing on a plan to reposition the franchise and improve its operating performance. Through this acquisition, Fleet will reap the benefits of these actions and strengthen its competitive position in the region. We are very pleased that Kirk and his team are joining Fleet. Kirk will play a key leadership role in executing our strategy in Pennsylvania."

Under the terms of the agreement, Progress shareholders will receive .9333 shares of Fleet stock for each share of Progress in a fixed stock exchange, based on a per share price for Progress common stock of $28.00. This exchange ratio is subject to adjustment in the event that Fleet's stock price exceeds $33.00 per share or is less than $27.00 per share. As of the announcement date, the transaction values Progress at $27.74 per share (or $211 million in aggregate.) The premium paid on this transaction represents an approximately 20% premium over Progress deposits. The transaction, expected to be tax-free to Progress shareholders, has been unanimously approved by the Boards of Directors of both companies. It is expected to close in the first quarter of 2004, and is subject to Progress shareholder approval as well as customary regulatory approvals. The transaction is expected to be additive to net income.

FleetBoston Financial is the seventh-largest financial holding company in the United States, with assets of $197 billion. The company's principal businesses, Personal Financial Services and Commercial Financial Services, offer a comprehensive array of innovative financial solutions to 20 million customers. Through its Personal Financial Services franchise, Fleet offers retail banking, wealth management and investment services, nationwide brokerage, credit card and consumer lending services. These services are available through approximately 1,500 branches and more than 3,400 ATMs in the Northeast; through Fleet HomeLink(SM) online banking, one of the nation's leading online banking platforms; and through telephone banking. Fleet is the leading


                                     -more-

PROGRESS FINANCIAL AGREES TO JOIN FLEETBOSTON FINANCIAL - PAGE 3

small business services and commercial banking provider in the Northeast. Fleet's Commercial Financial Services division provides commercial lending, syndications, capital raising and advisory, leasing, cash management, asset-based finance, foreign exchange and interest rate derivatives to clients. FleetBoston Financial is headquartered in Boston and listed on the New York Stock Exchange (NYSE: FBF) and the Boston Stock Exchange (BSE: FBF).

Progress Financial Corporation is a unitary thrift holding company headquartered in Blue Bell, Pennsylvania. The business of the Company consists primarily of the operation of Progress Bank, which serves businesses and consumers through twenty-one full service offices. The Company also offers financial planning services, life insurance, group employee benefits, and investment through Progress Financial Resources, Inc., headquartered in Philadelphia, PA. The Company's common stock is traded in The Nasdaq Stock Market under the symbol "PFNC".



THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ESTIMATES. FOR FURTHER INFORMATION, PLEASE REFER TO THE FLEETBOSTON FINANCIAL CORPORATION'S REPORTS FILED WITH THE SEC.


FleetBoston and Progress will be filing relevant documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by FleetBoston will be available free of charge from the Investor Relations department of FleetBoston Financial Corporation (John Kahwaty, FleetBoston Financial Corporation, 100 Federal Street, Boston, Massachusetts 02110, telephone (617)434-3650), and documents filed with the SEC by Progress will be available free of charge from the Secretary of Progress (Eric J. Morgan, Secretary, Progress Financial Corporation, 4 Sentry Parkway, Suite 200, Blue Bell, Pennsylvania 19422, telephone (610) 825-8800). The directors and executive officers of Progress may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the directors and executive officers of Progress and ownership of Progress common stock is set forth in the proxy statement dated March 25, 2003 filed by Progress with the SEC. Additional information about the interests of those participants may be obtained from reading the definitive prospectus/proxy statement regarding the proposed acquisition when it becomes available. PROGRESS INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.


                                       ###

                                   ATTACHMENT

                            PROGRESS STORE LOCATIONS

BUCKS COUNTY, PA
Bensalem                       2817 Street Road
Doylestown                     100 Progress Drive
Southampton                    736 Street Road
Warrington                     Creek View Shopping Center, 381 Easton Road

CHESTER COUNTY, PA
Lionville                      Crossroads Square, 720 W. Uwchlan Avenue
Paoli                          Paoli Shopping Center, 15 Leopard Road

DELAWARE COUNTY, PA
Rosemont                       1084 East Lancaster Avenue

MONTGOMERY COUNTY, PA
Audubon                        10000 Shannondell Drive
Bridgeport                     207 West 4th Street
Conshohocken                   405 Fayette Street
East Norriton                  20 East Germantown Pike
Glenside                       259 S. Easton Road
King of Prussia                236 West DeKalb Pike
Lansdale                       890 South Valley Forge Road
Norristown                     1000 Sandy Hill Road
Plymouth Meeting               420 Plymouth Road
Trappe                         130 West Main Street
West Norriton                  670 South Trooper Road

PHILADELPHIA COUNTY, PA
Philadelphia                   8500 Henry Avenue
Philadelphia                   8601 Germantown Avenue

HUNTERDON COUNTY, NJ
Lambertville                   39 Bridge Street

                          FLEET - PROGRESS TRANSACTION
                                    MEDIA Q&A
                        (FOR INTERNAL DISTRIBUTION ONLY)

I.       TRANSACTION DETAILS:

Q1.      WHY IS THIS DEAL ATTRACTIVE TO FLEET?

A.           This transaction is attractive for several reasons:
             o It builds scale in and around Philadelphia and its attractive suburbs by adding 20 (21 total, includes 1 br in NJ) branches to Fleet's existing network of 107 PA branches. Additionally, Montgomery, Bucks, Chester, and Delaware counties are very attractive banking markets with affluent households.
             o Will help to improve Fleet's market visibility/name recognition in the area.
             o We will leverage our product and distribution strengths to achieve revenue synergy opportunities in the areas of brokerage/investments, investment management, cash management, leasing, online banking and bill-pay, among others.

Q2.          WILL YOU BE BUYING MORE BANKS/BRANCHES IN PA?

A. This is an important growth market for Fleet and we are still very interested in further expansion in this region.

Q3.          WHY BUY BRANCHES RATHER THAN GROW DE NOVO IN PA?

A. We are pursuing both. Acquisition allows us to gain immediate access to established, profitable customers and facilities. We will also be growing de novo in these markets. There are plans to add 2 to 4 new branches in the region in 2004.

Q4. ISN'T THIS DEAL EXPENSIVE, PARTICULARLY COMPARED TO PAST ACQUISITIONS YOU'VE MADE?

A. This is an important growth market for Fleet and this deal enhances our position in 4 of the wealthiest counties in PA. The deal is also in line with the pricing of recent bank purchases in this area. (PNC purchase of United National Bancorp, Aug '03, $638 million; Citizens purchase of Commonwealth Bancorp, Sep '02, $450 million)

             (Separately) Progress recently conducted a major effort to improve credit quality and streamline operations and is poised to show significantly improved performance in the near term. Considering that the full value of

             Progress' efforts has not yet been realized, Fleet believes it made this purchase at an opportune time and will enjoy the benefits of Progress' improved performance.

Q5.          DO YOU HAVE CONCERNS THAT YOU ARE NOT BUYING A PREMIER FRANCHISE?
             WASN'T PROGRESS IN TROUBLE WITH THE OFFICE OF THRIFT SUPERVISION?

A. Progress was under an OTS directive; that was lifted in Oct. 2002 and the franchise has since shown improved operating performance and has downsized volatile businesses including private equity, pre-profit lending (Tech Bank), and leasing. Fleet believes the full value of Progress' turnaround efforts has not yet been realized.

Q6.          IS THIS DEAL ACCRETIVE TO FLEET EARNINGS?

A.           The transaction is expected to be additive to net income.

Q7.          WHAT ARE PROGRESS' PRINCIPAL LINES OF BUSINESS?

A.           o  Banking: retail, commercial, and real estate banking (90-95% of revenues)
             o  Insurance/Wealth Management (Progress Financial Resources, Inc.)



II.      BRANCHES:
Q8.          WILL ANY BRANCHES BE CONSOLIDATED?

A. Given the small overlap of Fleet's franchise with Progress, we would expect any potential store impacts to be very minimal.


Q9.          WILL FLEET BE REQUIRED TO DIVEST ANY BRANCHES?

A            No

*SEE ATTACHED TABLES FOR FLEET, PROGRESS BRANCH COMPARISONS.


III.     EMPLOYEES:
Q10. WHAT WILL HAPPEN TO THE EMPLOYEES WHO WORK FOR PROGRESS - WILL THERE BE LAYOFFS?

A. There are approximately 260 employees. We plan to retain the front line sales force and customer facing employees. We have not yet made any determinations regarding possible reductions in other areas.

Q11.         IF THERE ARE LAYOFFS, WILL A SEVERANCE PACKAGE BE OFFERED?

A.           Yes.  Fleet has historically provided generous severance packages.

Q12.         WHAT ABOUT SENIOR EXECUTIVES?

A.           o    PRESIDENT/CEO - W. Kirk Wycoff will remain with the bank in the capacity of regional chairman and CEO of Fleet's
                  Pennsylvania franchise.

             o TIM ABELL - will remain president of the Pennsylvania franchise and head of Fleet Business Financial Services in Pennsylvania, reporting to Mr. Wycoff.

Q13.         OF PROGRESS' APPROXIMATELY 260 EMPLOYEES, HOW MANY ARE "BRANCH"
             STAFF? OTHER?

A. Some 136 are branch staff. Call center has staff of 6. Lending staff of about 13 includes consumer/small business, SBA, lower middle market, private clients. Commercial real estate staff: about 10.

Q14.         HOW WILL THE INTEGRATION OF FLEET AND PROGRESS OPERATIONS BE
             MANAGED?

A. Planning for integration will begin shortly. Fleet has extensive integration experience (most recently, Summit in NJ) and will look to the Progress team to participate actively.



IV.      CUSTOMERS:
Q15. GIVEN THIS ANNOUNCEMENT, SHOULD PROGRESS OR FLEET CUSTOMERS BEGIN DOING ANYTHING DIFFERENT?

A.           No. They should continue banking with their respective banks.
             Following the closing of the transaction, all customers will receive advance notice of any changes that will occur.


Q16.         WHEN SHOULD CUSTOMERS EXPECT TO BEGIN RECEIVING THIS INFORMATION?

A. We anticipate that the transaction will close in the first quarter of 2004, pending shareholder and regulatory approvals. Communications will follow shortly after closing of the transaction.

Q17.         HOW MANY CUSTOMERS DOES PROGRESS SERVE?

A.           o        22,400 households, including

             o        19,000 consumer customers
             o        3,400 business customers

             Note - Fleet consumer households in PA at Jun 30 '03: 344,060.


V.       REGULATORY:
Q18.         WHAT STATE/FEDERAL APPROVALS ARE NEEDED FOR THIS DEAL?

A. The Office of the Comptroller of the Currency (OCC), the Federal Reserve, and the Massachusetts Board of Bank Incorporation. (No application needed in PA. No approval needed from Office of Thrift Supervision, though we will give them notice.)

Q19.         WHEN DO YOU EXPECT THIS TRANSACTION TO CLOSE?

A.           We anticipate closing in the first quarter of 2004.



VI.      COMMUNITY:
Q20.         WHAT IS PROGRESS' CRA RATING?  AND FLEET'S?

A.           o   Fleet - "outstanding" in 3 test areas: lending, investment, service (Fleet not examined in PA in last examination)

             o   Progress - "satisfactory" (rated in 2001)
             -        Lending -"high satisfactory"
             -        Investment - "high satisfactory"
             -        Service - "outstanding"


Q21. WHAT WILL HAPPEN TO CHARITABLE CONTRIBUTIONS PREVIOUSLY COMMITTED TO THIS MARKET?

A.           o   Fleet:    $400,000 (2003 budget)  (FleetBoston Foundation)
             o   Progress: $150,000 (2003 budget)

             Fleet will continue to maintain the previous levels provided by our Foundation and by Progress, upwards of $500,000.

             Fleet has been a strong supporter of the communities it serves. FleetBoston Financial Foundation is among the largest grant-makers in the nation. Through the FleetBoston Financial Foundation, the Financial Corporation demonstrates its strong civic leadership, community partnership and commitment to being a socially responsible corporate citizen by focusing its philanthropy to promote economic opportunity, youth development, public education and the arts and culture.

             Fleet also has an innovative employee voluntarism program called Fleet Works. All Fleet employees are encouraged to provide two paid volunteer days annually to public service projects.

         --------------------------------------------------------------------------------------------------
         PROGRESS AND FLEET STORE SUMMARY:
         (Progress counts per website)

         STATE        COUNTY                     PROGRESS               FLEET             TOTAL STORES

         PA           Bucks                          4                    18                   22
                      Chester                        2                    3                    5
                      Delaware                       1                    9                    10
                      Montgomery                    11                    23                   34
                      Philadelphia                   2                    14                   16
         NJ           Hunterdon                      1                    10                   11
                                                     -                    --                   --

                      TOTALS                        21                    77                   98

         (Remainder of Fleet PA)                                         (42)                 (42)
         --------------------------------------------------------------------------------------------------

         --------------------------------------------------------------------------------------------------
         AREAS OF OVERLAP:
         STATE        COUNTY               TOWNS W/ OVERLAP

         PA           Bucks                3 (Bensalem, Doyleston, Southampton)
                      Chester              1 (Paoli)
                      Delaware             0
                      Montgomery           4 (Audubon, Lansdale, Norristown, Plymouth Meeting)
                      Philadelphia         1 (Philadelphia)
         NJ           Hunterdon            0
                                           -

                      TOTALS               9
         --------------------------------------------------------------------------------------------------

AN ATTRACTIVE FRANCHISE COMBINATION

Investor Presentation
AUGUST 28, 2003

                    [PROGRESS FINANCIAL CORPORATION LOGO]

                                                    CONFERENCE CALL INFORMATION

The senior management team of Progress Financial Corporation will present an overview of the transaction and respond to investor questions via conference call on August 28, 2003, at 1 p.m. Eastern Standard Time.

PLEASE CALL IN AT LEAST 10 MINUTES PRIOR TO THE START OF THE CALL.

*  A taped playback of the call will be available through September 15, 2003.


Dial-In Number:           (800) 362-0571

Pass Code:                Progress

Play-Back Number:         (800) 934-3942

  * WILL NOT BE AVAILABLE UNTIL ONE HOUR AFTER THE CONFERENCE CALL IS COMPLETED.

                                                       FORWARD LOOKING STATEMENT

This presentation contains forward looking statements with respect to the financial condition, results of operations and business of Progress Financial Corporation ("Progress") and FleetBoston Financial Corporations ("Fleet") and assuming the consummation of the transaction, a combined Fleet and Progress. Generally, the words "will," "may," "should,""continue," "believes," "expects," "anticipates," or similar expression identify forward looking statements. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: (i) expected cost savings from the merger cannot be fully realized or realized within the expected time; (ii) revenues following the merger are lower than expected; (iii) competitive pressure among depository institutions increase significantly; (iv) the integration of the business of Fleet and Progress costs more, takes longer or is less successful than expected; (v) changes in the interest rate environment reduces interest margins; (vii) general economic conditions, either nationally or internationally in which the combined company will be doing business, are less favorable than expected; (viii) legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and (ix) changes may occur in the securities market. Neither Progress nor Fleet assume any obligation to update forward looking statements.

TRANSACTION SUMMARY

                                                            TRANSACTION SUMMARY


TRANSACTION:                            Acquisition of Progress by Fleet

IMPLIED TRANSACTION PRICE (a):          $28.00 per Progress share (at mid point
                                        of pricing collar, see Exchange ratio
                                        explanations below)

TRANSACTION VALUE:                      Approximately $212 million

CONSIDERATION:                          100% stock

EXCHANGE RATIO:                         The exchange ratio will be 0.9333 shares
                                        of Fleet common stock, provided however, that

                                        (i) if Fleet's average 10 day closing
                                        price during a measurement period near
                                        the closing date ("Average Closing
                                        Price") is more than 10% lower than
                                        $30.00, the exchange ratio will be
                                        increased such that Progress
                                        shareholders receive consideration of
                                        $25.20 based on Fleet's Average Closing
                                        Price; or

                                        (ii) if Fleet's Average Closing Price is more than 10% higher than $30.00, the exchange ratio will be decreased such that Progress shareholders receive consideration of $30.80 based on Fleet's Average Closing Price.


(a)  BASED ON FLEET STOCK PRICE OF $30.00

                                                             TRANSACTION SUMMARY

TAX-FREE REORGANIZATION:                The Transaction is structured as a
                                        tax-free reorganization.

DIVIDEND:                               Progress' current quarterly dividend is
                                        $0.08 per share. Progress will be
                                        permitted to increase its quarterly
                                        dividend to $0.13 per share.

ACCOUNTING TREATMENT:                   Purchase accounting

TERMINATION FEE:                        $8.0 million payable by Progress under
                                        certain circumstances.

WALK-AWAY:                              None

COMPLETION DATE:                        The transaction is expected to close in
                                        first quarter of 2004.

                                                     TRANSACTION VALUE PER SHARE

TRANSACTION VALUE PER SHARE                   $25.20(1)    $28.00(2)   $30.80(3)

PREMIUM TO MARKET PRICE ($16.96 AT 8/27/03)   48.58%       65.09%       81.60%

TRANSACTION VALUE INCLUDING OPTIONS ($000S) $190,484     $212,422     $234,338

PRICE / LTM EPS ($0.85)                       29.65x       32.94x       36.24x

PRICE / 2003 I/B/E/S MEDIAN ($1.09)           23.12x       25.69x       28.26x

PRICE / 2004 I/B/E/S MEDIAN ($1.35)           18.67x       20.74x       22.81x

PRICE / BOOK VALUE ($9.41 AT 6/30/03)          2.68x        2.98x        3.27x

PRICE / TANG. BOOK VALUE ($9.26 AT 6/30/03)    2.72x        3.02x        3.33x

TANG. PREMIUM TO TOTAL DEPOSITS               17.09%       20.04%       22.99%

(1)LOW END OF COLLAR
(2)MID POINT OF COLLAR
(3)HIGH END OF COLLAR

                                              BENEFITS TO PROGRESS SHAREHOLDERS

             ILLUSTRATED AT THE EXCHANGE RATIO OF 0.9333 SHARE OF FLEET COMMON STOCK FOR EACH COMMON SHARE OF PROGRESS

--           INCREASED ANNUALIZED DIVIDEND

                      Current Progress Dividend         $0.32
                      Pro Forma Annualized Dividend*    $1.31
                      Percentage Increase                308%

--           SIGNIFICANTLY ENHANCED STOCK LIQUIDITY

                * based on Fleet's current $0.35 per share quarterly dividend.

STRATEGIC RATIONALE

                                                       A COMPELLING COMBINATION


JOINiNG FORCES WITH UNITED STATES 7TH LARGEST BANKING ORGANIZATION

 --            Fleet has $197 billion in assets

 -- Powerful Northeastern United States commercial and personal banking franchise

 --            Over 1,500 branches and 3,400 ATMs



ADDITION OF PROGRESS FRANCHISE ENHANCES FLEET'S PENNSYLVANIA PRESENCE SIGNIFICANTLY

-- Builds scale in demographically attractive greater Philadelphia area including affluent markets in the five-county region of Bucks, Chester, Delaware, Montgomery, and Philadelphia counties.

-- Addition of Progress's 21 branches will increase Fleet's total Pennsylvania network to 127 branches and $2.9 billion in retail deposits.

PROGRESS'S EXPERIENCED TEAM TO HELP BUILD FLEET FRANCHISE IN PENNSYLVANIA

-- W. Kirk Wycoff, Chairman and Chief Executive Officer of Progress will remain with the bank as Regional Chairman of Fleet's Pennsylvania franchise. Timothy J. Abell will continue as President of Fleet's Pennsylvania franchise and head of Business Financial Services in Pennsylvania.

--             Fleet to create a Pennsylvania Regional Advisory Board.

-- Progress' business development team has significant capabilities and strong customer relationships which will be leveraged to support future Fleet's Pennsylvania growth.

--             Progress employees have opportunity for enhanced career growth.

PROGRESS CUSTOMERS WILL HAVE ACCESS TO WORLD CLASS COMMERCIAL AND PERSONAL FINANCIAL SERVICES

--             Outstanding distribution network

--             Online financial services - 3.3 million online customers

-- Sophisticated loan, deposit and cash management products and services

--             Advice-driven brokerage services - 1,500 investment advisors

--             Extensive wealth management solutions

Fleet and Progress Map

[MAP]


                                       13